Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
	(Analysts)	Matthew Stroud	(407) 245-6458
FOR RELEASE	(Media)	Rich Jeffers	(407) 245-4189
September 6, 2011
4:30 PM ET

DARDEN RESTAURANTS ANNOUNCES EXPECTED FIRST QUARTER DILUTED NET

EARNINGS PER SHARE; REITERATES FISCAL YEAR 2012 EARNINGS OUTLOOK;

INCREASES FISCAL YEAR 2012 SHARE REPURCHASE TARGET

ORLANDO, FL, Sept. 6 – Darden Restaurants, Inc. (NYSE: DRI) today reported that it expects diluted net earnings per share from continuing operations for its fiscal first quarter ended August 28, 2011 to be approximately 78 cents. The Company also reported that, for the first quarter, Red Lobster, Olive Garden and LongHorn Steakhouse’s combined U.S. same-restaurant sales are expected to increase +2.8% versus the prior year and the Specialty Restaurant Group’s combined same-restaurant sales are expected to increase +5.1% versus the prior year. Preliminary first quarter U.S. same-restaurant sales results at Red Lobster, LongHorn Steakhouse and Olive Garden are +10.7%, +4.8% and -2.9%, respectively.

The Company estimates that Hurricane Irene adversely impacted diluted net earnings per share from continuing operations for its fiscal first quarter by approximately two cents. Hurricane Irene also adversely affected same-restaurant sales results for the quarter for Red Lobster, Olive Garden and LongHorn Steakhouse by approximately 80 basis points in August and 20 to 30 basis points in the first quarter. Darden expects to release its fiscal 2012 first quarter earnings on Wednesday, September 28, 2011, before the market opens.

Darden announced that it now expects combined full-year U.S. same-restaurant sales growth in fiscal 2012 of approximately +3% for Red Lobster, Olive Garden and LongHorn Steakhouse, and that it continues to expect to open approximately 80 to 90 net new restaurants in fiscal 2012. As a result, the Company expects total sales growth of between 6.5% and 7.5% in fiscal 2012. In addition, the Company announced that it now anticipates that diluted net earnings per share growth from continuing operations in fiscal 2012 will be towards the lower end of its previously announced range of 12% and 15%.

The Company also announced a higher share repurchase target for fiscal 2012. Darden now expects to repurchase between $450 million and $500 million of its common stock during the year, which compares to a previously announced target of $350 million to $400 million.

“We had very strong sales results this quarter at Red Lobster, LongHorn Steakhouse and our Specialty Restaurant Group, although the results at Olive Garden were below our expectations,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “We are responding aggressively to Olive Garden’s sales opportunity, and we’re confident in our plans for what continues to be one of our industry’s strongest brands.”

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“Also, as we indicated earlier, commodity cost comparisons for the first half of our fiscal year are challenging since historically high costs for the period this year are up against what were below normal costs the first half of last year. This cost dynamic and the sales shortfall at Olive Garden put pressure on first quarter earnings growth despite the strong sales performance across the rest of the Company,” Otis continued. “The challenging prior year commodity cost comparison will continue into our second quarter and we expect diluted net earnings per share to be in-line with prior year. However, commodity comparisons should be more neutral in the second half of the year. With this change in year over year cost comparisons, plus progress addressing Olive Garden’s business momentum, a continuation of the solid sales performance of our other brands and a meaningful increase in the number of shares we’ll repurchase, we continue to anticipate diluted net earnings per share growth of +12% to +15% for the full fiscal year. While it is still early in our year, given the overall business environment, at this point we have a higher confidence level in the lower end of the range.”

Preliminary Fiscal 2012 June, July and August U.S. Same-Restaurant Sales Results

Darden reported preliminary U.S. same-restaurant sales for the fiscal months of June, July and August as follows:

	June	July	August*
Olive Garden
Same-Restaurant Sales	-3.1%	-3.5%	-2.1%
Same-Restaurant Traffic	-2.4%	-2.6%	-1.6%
Pricing	0.8%	1.7%	1.8%
Menu-mix	-1.5%	-2.6%	-2.3%

	June	July	August*
Red Lobster
Same-Restaurant Sales	19.9%	5.8%	5.0%
Same-Restaurant Traffic	24.4%	10.1%	3.4%
Pricing	0.9%	1.1%	2.8%
Menu-mix	-5.4%	-5.4%	-1.3%

	June	July	August*
LongHorn Steakhouse
Same-Restaurant Sales	6.5%	4.0%	3.5%
Same-Restaurant Traffic	5.1%	3.0%	2.7%
Pricing	1.9%	2.7%	2.7%
Menu-mix	-0.5%	-1.7%	-1.9%

*	Note: Same-restaurant sales results in August were adversely affected by approximately 80 basis points due to Hurricane Irene which caused 151 days of restaurant closures.

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.5 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the quarter and fiscal year, stock repurchases, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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